Exhibit  99


                              1998  AMENDMENT  TO  THE
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                        1997  EMPLOYEE  STOCK  PURCHASE  PLAN
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                         OF  INCYTE  PHARMACEUTICALS,  INC.
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     THIS  AMENDMENT  amends  the  1997 Employee Stock Purchase Plan of Incyte
Pharmaceuticals,  Inc.  (the  "Company"),  originally  adopted by the Board of
Directors  of  the  Company  on  February  27,  1997  (the  "Plan").    Unless
specifically otherwise defined, each term used herein shall have the meaning assigned to such term in the Plan.

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend the Plan to provide for a six-month employment eligibility period, commencing with the Offering Period beginning May 1, 1998:

     NOW  THEREFORE,  the  Plan  is  hereby  amended  as  follows:

     Effective as of May 1, 1998 and concurrent with the Offering Period commencing on such date, Section 3(a) of the Plan shall be amended and restated to read in its entirety as follows:

          "Any Employee who has been employed by the Company for six months or more on a given Enrollment Date shall be eligible to participate in the Plan."

     To record the adoption of this Amendment to the Plan by the Board of Directors, as of April 28, 1998, the Company has caused its authorized officer to execute the same.


                              INCYTE  PHARMACEUTICALS,  INC.



                              By            /s/  ROY  A.  WHITFIELD
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                                        Roy  A.  Whitfield

                              As  its      Chief  Executive  Officer
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